UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VOLTARI CORPORATION

(Name of Registrant as Specified in its Charter)

Not Applicable

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601 West 26th Street, Suite 415

New York, NY 10001

212-388-5500

August 14, 2015

Dear Voltari Common Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Voltari Corporation, to be held on September 10, 2015 beginning at 10:00 a.m. Eastern Daylight Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY, 10036.

Information about the meeting and the various matters on which the stockholders will vote is included in the Notice of Meeting and Proxy Statement which follow. Also included is a proxy card and postage-paid return envelope. It is important that your shares be represented at the Annual Meeting. Please sign, date and mail the enclosed proxy card in the return envelope, as promptly as possible, whether or not you plan to attend the meeting.

Regards,

John Breeman
Chief Financial Officer

601 West 26th Street, Suite 415

New York, NY 10001

212-388-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 10, 2015

To the Stockholders of Voltari Corporation:

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Voltari Corporation, a Delaware corporation (“Voltari” or the “Company”), will be held on September 10, 2015, beginning at 10:00 a.m. Eastern Daylight Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY, 10036, for the following purposes:

(1)	To consider and act upon the election of five directors to serve until the 2016 Annual Meeting of stockholders, or until their respective successors are duly elected and qualified;

(2)	To consider and act upon a non-binding advisory vote to approve the compensation of the Company’s named executive officers;

(3)	To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

(4)	To adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation (as amended) to reduce the number of shares authorized to be issued by the Company from 975,000,000, consisting of 625,000,000 shares of common stock, par value one-tenth of one cent ($.001) per share (“Common Stock”), and 350,000,000 shares of preferred stock, par value one-tenth of one cent ($.001) per share (“Preferred Stock”), to 30,000,0000, consisting of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock; and

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on August 6, 2015 as the record date. Only holders of record of common stock at the close of business on the record date will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

A proxy statement, proxy card, a copy of our annual report for the fiscal year ended December 31, 2014 and a copy of our quarterly report for the period ended June 30, 2015 will be mailed on or about August 14, 2015 and are available at www.voltari.com.

A list of the holders of common stock entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, for at least ten days prior to the Annual Meeting, at the offices of the Company, located at 601 West 26th Street, Suite 415, New York, NY 10001.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THE ATTACHED PROXY STATEMENT AND VOTE YOUR SHARES (I) VIA THE INTERNET OR (II) BY COMPLETING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

Sincerely,

James L. Nelson Chairman of the board of directors

New York, NY

August 14, 2015

VOLTARI CORPORATION

601 West 26th Street, Suite 415

New York, NY 10001

212-388-5500

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 10, 2015

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Attending the Annual Meeting

The Annual Meeting will be held on September 10, 2015, beginning at 10:00 a.m. Eastern Daylight Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY, 10036, to consider the matters set forth in the Notice of Annual Meeting of Stockholders. This proxy statement, the proxy card and our annual report for the year ended December 31, 2014 and our quarterly report for the period ended June 30, 2015 will be mailed to stockholders commencing on or about August 14, 2015.

Stockholders Entitled to Vote

Our Board of Directors has fixed the close of business on August 6, 2015 as the record date (the “Record Date”). Accordingly, only stockholders of record of the common stock, par value $0.001 per share (the “Common Stock”), of the Company at the close of business on the Record Date will be entitled to notice of, and to vote at the Annual Meeting or any adjournments or postponements thereof. As of the Record Date, a total of 9,068,339 shares of common stock were outstanding. The holders of our Common Stock are entitled to one vote per share. There is no cumulative voting.

Proposals

Stockholders will vote on following items at the Annual Meeting:

1.	The election of five directors to serve until the 2016 Annual Meeting of stockholders, or until their respective successors are duly elected and qualified (Proposal 1);

2.	A non-binding advisory vote to approve the compensation of the Company’s named executive officers (Proposal 2);

3.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3);

4.	To adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation (as amended) to reduce the number of shares authorized to be issued by the Company from 975,000,000, consisting of 625,000,000 shares of common stock, par value one-tenth of one cent ($.001) per share (“Common Stock”), and 350,000,000 shares of preferred stock, par value one-tenth of one cent ($.001) per share (“Preferred Stock”), to 30,000,0000, consisting of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting of Stockholders that are to come before the Annual Meeting.

Recommendations of the Board of Directors

Our Board of Directors recommends that you vote your shares:

•	“FOR” each of the nominees for director (Proposal No. 1);

•	“FOR” the approval of the non-binding, advisory resolution approving the compensation of the Company’s named executive officers (Proposal 2);

•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3); and

•	“FOR” the adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation (as amended) to reduce the number of shares authorized to be issued by the Company from 975,000,000, consisting of 625,000,000 shares of common stock, par value one-tenth of one cent ($.001) per share (“Common Stock”), and 350,000,000 shares of preferred stock, par value one-tenth of one cent ($.001) per share (“Preferred Stock”), to 30,000,0000, consisting of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

How Record Holders Vote

If you are the registered holder of shares, you are the record holder of those shares, and you can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are two ways for record holders to vote by proxy:

•	By Internet—You can vote by Internet by going to the website “www.voteproxy.com” and following the instructions on our enclosed proxy card; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, at or before the taking of the vote at the Annual Meeting.

Voting of Proxies

The persons named as the proxies, John Breeman, Hunter Gary and James Bedar, were selected by our Board of Directors.

Whichever voting method you select to transmit your instructions, the proxy holder will vote your shares of Common Stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holder, as recommended by the Board of Directors.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For street name shares, brokers inform us how many of their clients own shares in street name, we send proxy materials to the brokers and the brokers forward our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. In order to vote your street name shares in person by attending the Annual Meeting, as opposed to directing your broker or nominee to vote your shares, you should contact your broker to obtain a broker’s proxy card authorizing you to vote your street name shares and bring it to the Annual Meeting.

Revocation of Proxies

You may revoke your proxy and change your vote at any time prior to its exercise by (i) filing with the Company’s Secretary a written notice of revocation of the proxy’s authority; (ii) delivering to the Company’s Secretary a duly executed proxy bearing a later date; or (iii) by attending the Annual Meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.

Quorum and Votes Necessary for Action to be Taken

Quorum and Adjournment. The presence at the commencement of the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owners. Shares voted in the manner described above will be counted as present at the Annual Meeting. If, however, a quorum is not present or represented at the Annual Meeting, either the person presiding at the Annual Meeting or a majority of the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting without notice other than announcement at the meeting, until a quorum shall be present or represented.

Vote Required for Election of Directors (Proposal 1). Election of directors will be determined by a plurality of the votes cast by holders of shares of Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of “For” votes at the Annual Meeting will be elected as directors.

Vote Required for Approval of the Non-binding, Advisory Resolution Approving the Compensation of the Company’s Named Executive Officers (Proposal 2). The affirmative vote of a majority of the holders of shares of Common Stock present, in person or represented by proxy, and voting on this proposal at our Annual Meeting, is required to approve the non-binding advisory resolution approving the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not have any effect on this proposal.

Vote Required for Ratification of the Appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Fiscal Year Ending December 31, 2015 (Proposal 3). The affirmative vote of a majority of the holders of shares of Common Stock present, in person or represented by proxy, and voting on this proposal at our Annual Meeting, is required to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Abstentions and broker non-votes will not have any effect on this proposal.

Vote Required for Authorized Share Proposal (Proposal 4). The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding on the Record Date will be required to adopt the amendment to the Company’s Amended and Restated Certificate of Incorporation (as amended). As a result, abstentions and broker non-votes will have the same effect as votes against this proposal.

Abstentions and Broker non-votes. Banks, brokers or other holders of record may vote shares held for a customer in street name on matters that are considered “routine” even if they have not received instructions from their customer. One of the proposals before the Annual Meeting this year is deemed a “routine” matter, namely the proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3), which means that if your shares are held in street name your bank, broker or other nominee can vote your shares on that proposal if you do not provide timely instructions for voting your shares.

The proposal to elect directors (Proposal 1), the non-binding advisory vote on executive compensation (Proposal 2) and the Authorized Share Proposal (Proposal 4) are not considered “routine” matters. As a result, if you do not instruct your bank, broker or other nominee how to vote with respect to those matters, your bank, broker or nominee may not vote on those proposals and a broker “non-vote” will occur.

Other Matters

As of the date of this proxy statement, our board of directors does not know of any business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters are properly brought before the Annual Meeting, the person named in the enclosed proxy card will vote the proxies in accordance with his best judgment.

Expenses of Proxy Solicitation

Voltari will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. The principal solicitation method will be by mail. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Voltari may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees of Voltari without compensation.

PROPOSAL 1—ELECTION OF DIRECTORS

The board of directors of the Company is currently composed of five members. There is no limit to the number of terms a director may serve, and the term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified. The board of directors has approved the nomination of Messrs. Nelson, Firestone, Gary, Lewis and Roberto for election, each of whom has indicated a willingness to serve and each of whom currently serves as a director of the Company.

Vote Required

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. Accordingly, the nominees receiving the highest number of “for” votes at the annual meeting will be elected as directors. Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

The person named as proxy on the enclosed proxy card will vote the proxies he receives for the election of Messrs. Nelson, Firestone, Gary, Lewis and Roberto unless otherwise directed. In the event that any of the nominees become unavailable for election at the Annual Meeting, the person named as proxy in the enclosed proxy card may vote for a substitute nominee in his discretion as recommended by the board of directors.

Set forth below is certain biographical information regarding the nominees.

Name	Age	Position	Director Since
James L. Nelson (1)(2)(3)(4)	65	Chairman of the Board	2011
Jay A. Firestone (2)(3)(4)	58	Director	2011
Hunter C. Gary (1)(3)	41	Director	2007
Kevin Lewis (1)(4)	44	Director	2013
Andrew Roberto (2)	29	Director	2014

(1)	Member of our Compensation Committee
(2)	Member of our Strategic Alternatives Committee
(3)	Member of our Governance and Nominating Committee
(4)	Member of our Audit Committee

James L. Nelson has served as one of our directors since June 2011 and as chairman of the board since January 2012. Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company from 1986 until 2009. From March 1998 through 2003, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector. Mr. Nelson has served as a director and member of the audit committee of Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P., Inc., since June 2001. Mr. Nelson has served as a director and member of the audit committee of several companies, including Take Two Interactive Software, Inc. from April 2010 through November 2013, Viskase Companies, Inc. from April 2003 through April 2010, American Entertainment Properties Corp. from May 2005 until November 2007, and Atlantic Coast Entertainment Holdings, Inc. from May 2005 until November 2007. Mr. Nelson also served as a member of the board of directors of Tropicana Entertainment Inc. from March 2010 until May 2014 and as a member of its audit committee from March 2010 to January 2014. Since April 2014, Mr. Nelson has served as a director of Herbalife Ltd., a nutrition company, Icahn Enterprises L.P., Icahn Enterprises G.P., Inc., Viskase Companies, Inc., American Entertainment Properties Corp., Atlantic Cost Entertainment Holdings, Inc. and Tropicana Entertainment Inc. each are indirectly controlled by Carl C. Icahn, our controlling shareholder. Mr. Icahn also has a non-controlling interest in Herbalife Ltd. through the ownership of securities. From August 1995 until March 2001, he was on the Board of Orbitex Financial Services Group. From January 2008 through June 2008, Mr. Nelson served as a director and member of the audit committee of Shuffle Master, Inc., a gaming manufacturing company. From March 2008 until March 2010, Mr. Nelson was a director and served on the audit committee of Pacific Energy Resources Ltd., an energy producer. From April 2008 to November 2012, Mr. Nelson served as a director and as Chairman of the audit committee of the board of directors of Cequel Communications, an owner and operator of a large cable television system. From May 2013 to April 2014, Mr. Nelson was a director and member of the Governance and Nominating Committee of Single Touch Systems, Inc. From November 2013 to August 2014, Mr. Nelson has served as a director of VII Peaks Co-Optivist Income BDC II, Inc., an externally managed, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. From April 2014 to August 2014, Mr. Nelson has served as a director of Ubiquity Broadcasting Corporation, a vertically integrated, technology-focused media company. Mr. Nelson brings to his service as a director his significant experience and leadership roles serving as Chief Executive Officer, Director and Chairman of the audit committee of various companies.

Jaffrey A. Firestone has served as one of our directors since July 2011. Since 2006, Mr. Firestone has served as Chairman and Chief Executive Officer at Prodigy Pictures Inc., a leader in the production of quality film, television and cross-platform media. Previously, Mr. Firestone established Fireworks Entertainment in 1996 to produce, distribute and finance television programs and feature films. In 1998, Fireworks Entertainment was acquired by CanWest Global Communications Corporation and Mr. Firestone was named Chairman and Chief Executive Officer and oversaw the company’s Los Angeles and London based television operations as well as its Los Angeles feature film division, Fireworks Pictures. In addition, Mr. Firestone oversaw the company’s interest in New York based IDP Distribution, an independent distribution and marketing company formed by Fireworks in 2000 as a joint venture with Samuel Goldwyn Films and Stratosphere Entertainment. Mr. Firestone has served on the board of directors for the Academy of Canadian Cinema and Television and the Academy of Television Arts and Sciences International Council in Los Angeles. Mr. Firestone has led two successful initial public offerings and in 1998, was nominated for entrepreneur of the year. Mr. Firestone has extensive experience in dealing with financial reporting, which, in addition to his service on another board, enables him to advise our board on a range of matters including financial matters.

Hunter C. Gary has served as one of our directors since 2007. He has served as Senior Vice President of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since November 2010. At Icahn Enterprise L.P., Mr. Gary is responsible for monitoring portfolio company operations, implementing operational value enhancement as well as leading the real estate segment. Prior to that time, Mr. Gary was employed by Icahn Associates Corporation, an affiliate of Icahn Enterprises L.P., in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC. Mr. Gary has been a director of: Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since June 2015; Herbalife Ltd., a nutrition company, since April 2014; Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, since February 2014, and President and Chief Executive Officer of Cadus since March 2014; Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, since October 2012; PSC Metals Inc., a metal recycling company, since May 2012; XO Holdings, a provider of telecom services, since September 2011; Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; and WestPoint Home LLC, a home textiles manufacturer, since June 2007. Mr. Gary has also been a member of the Executive Committee of ACF Industries LLC, a railcar manufacturing company, since July 2015. Mr. Gary was previously a director of: American Railcar Industries, Inc., a railcar manufacturing company, from January 2008 to June

2015; and Viskase Companies Inc., a meat casing company, from August 2012 to June 2015. ACF Industries, American Railcar Industries, Cadus Corporation, Federal-Mogul Holdings Corporation, Ferrous Resources Limited, PSC Metals Inc., Tropicana Entertainment Inc., Viskase Companies, Voltari Corporation, XO Holdings, and WestPoint Home each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Herbalife through the ownership of securities. Mr. Gary is married to Mr. Carl Icahn’s wife’s daughter. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business. The Board of Directors has concluded that Mr. Gary should serve as a director of Voltari Corporation because of his extensive experience in dealing with operations matters for a variety of companies, which, in addition to his service on other boards, enables him to advise our board on a range of matters including operations and oversight.

Kevin Lewis has served as one of our directors since January 2013. Mr. Lewis is currently the Chief Marketing Officer of Total Wine & More, the largest independent retailer of beer, wine and spirits in the U.S. Previously, Mr. Lewis served as the Chief Marketing Officer of Blockbuster LLC, the video rental retail chain subsidiary of Dish Network Corp. and was previously employed by Blockbuster Inc. as the Senior Vice President of Digital Entertainment. Blockbuster Inc. voluntarily filed for Chapter 11 bankruptcy protection in September 2010 and subsequently emerged from bankruptcy in March 2011 via a sale of the company to Dish Network Corp. Mr. Lewis was employed by subsidiaries of Koninklijke Philips Electronics, an industrial conglomerate which engages in the healthcare, consumer lifestyle and lighting product business worldwide, as the Chief of Strategy and New Business for Philips Consumer Lifestyle from 2007 until 2009 and the Chief of Strategy and Vice-President, Business Development for Philips Consumer Electronics from 2004 until 2007. From 1993 until 2004, Mr. Lewis held multiple roles at The Boston Consulting Group, a management consulting company. Mr. Lewis received his B.A. in international relations from Stanford University and an MBA, with distinction, from INSEAD. Mr. Lewis’s management and corporate development experience and his experience with the development, implementation and sale of products relying on emerging digital technology will enable him to provide insight and advice as we develop our plans to grow the Company’s business.

Andrew Roberto, CFA has served as one of our directors since 2014. Mr. Roberto is currently serving as an Analyst at Icahn Enterprises L.P. since May 2012. Icahn Enterprises is a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion. Mr. Roberto is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Roberto served as a research analyst at RBS Securities covering the automotive, industrial, coal, homebuilding and building products sectors as a member of the high yield and distressed debt trading team. Mr. Roberto began his career at AllianceBernstein, where he focused on client services and relationship management. Mr. Roberto has been a director of: Voltari Corporation, a mobile data services provider, since August 2014; American Railcar Industries, Inc., a railcar manufacturing company, since February 2014; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since February 2014; CVR Partners LP, a nitrogen fertilizer company, since February 2014; CVR Refining, LP, an independent downstream energy limited partnership, since February 2014; WestPoint Home LLC, a home textiles manufacturer, since February 2014; and Viskase Companies, Inc., a meat casing company, since February 2014. Mr. Roberto was previously a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from February 2014 to June 2014. American Railcar Industries, American Railcar Leasing, CVR Energy, CVR Partners, Voltari, Westpoint Home and Viskase are each indirectly controlled by Carl C. Icahn, our controlling shareholder. Mr. Roberto received his B.A. in Economics from Williams College and is a CFA Charterholder.

EXECUTIVE OFFICERS

The following table sets forth the names, titles and certain biographical information of our executive officers as of August 14, 2015.

Name	Age	Positions
John Breeman	59	Chief Financial Officer
Aaron Epstein	44	President

John Breeman has served as our Chief Financial Officer since August 14, 2013 and as our acting principal executive officer since May 11, 2015. Before joining Voltari, Mr. Breeman most recently served as Chief Financial Officer of Mojiva Inc. from June 2011 until April 2013, a company in the mobile advertising space. Prior to that, Mr. Breeman was a consultant at Peregrine Associates, LLC from August 2009 until June 2011 and Senior Vice President, Corporate Development at IDT Corporation from April 2007 until June 2009. Mr. Breeman also has held financial and corporate development positions at AT&T and Siemens Corporation. Mr. Breeman began his career as a CPA and management consultant working with Big Four accounting firms Ernst & Young and Deloitte, leaving Deloitte as a Senior Manager to join industry.

Aaron Epstein has served as our President since May 11, 2015. Mr. Epstein served as our Vice President, New Business Initiatives from March 2014 until his appointment as our President in May 2015, and has had the responsibility for media operations since January 2015. From July 2013 to March 2014 he served as Director, Product Management with additional oversight responsibility for business units in the UK and Canada. He held the position of Senior Product Manager from August 2009 to July 2013. Before joining the Company, Mr. Epstein was Director, Product Management at Avaya Inc. from 2003 to 2009. From 1999 through 2003 he held a business consulting role with Oracle Corporation.

CORPORATE GOVERNANCE

Composition of the Board of Directors and Director Independence

The board of directors has a standing Audit Committee, Compensation Committee, Governance and Nominating Committee and Strategic Alternatives Committee. From time to time, we also establish special committees of the board of directors when necessary to address specific issues. Since March 30, 2015, Mr. Carl C. Icahn has controlled more than 50% of the voting power of our common stock. See “Security Ownership of Certain Beneficial Owners and Management”. Consequently, we are considered a “controlled company” under applicable NASDAQ rules. Under these rules, a “controlled company” may elect not to comply with certain Nasdaq corporate governance requirements, including requirements that: (i) a majority of the Board of Directors consist of independent directors; (ii) director nominees be selected or recommended for the Board of Director’s selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of executive officers be determined or recommended to the Board of Directors by a majority of independent directors or by a compensation committee that is composed entirely of independent directors.

The board of directors has determined that Messrs. Nelson, Lewis and Firestone are independent directors, as such term is defined in the corporate governance rules of NASDAQ. In considering independence, the board of directors considered, in addition to relationships disclosed under “Certain Relationships and Related Transactions, and Director Independence,” Mr. Nelson’s current directorships at Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P. Inc. and his prior directorships of various public and private companies affiliated with Mr. Icahn. The Board of Directors has determined that Messrs. Roberto and Gary are not independent directors, as such term is defined in the corporate governance rules of NASDAQ. In making this determination, the Board of Directors considered, in addition to relationships disclosed under “Certain Relationships and Related Transactions, and Director Independence,” (i) Mr. Gary’s relationships with entities controlled by Mr. Carl C. Icahn described under “Directors” and that Mr. Gary is married to Mr. Carl C. Icahn’s wife’s daughter and (ii) that Mr. Andrew Roberto works as a financial analyst for IEP, an entity controlled by Mr. Icahn.

The board of directors has adopted a charter for each of the standing committees (other than the Strategic Alternatives Committee) that address the make-up and functioning of such committee. The board of directors has also adopted corporate governance guidelines, a code of business conduct that applies to all of our employees, officers and directors and a code of ethics (included in the code of business conduct) that applies specifically to senior financial officers. Our corporate governance guidelines and our code of business conduct are publicly available on our website at www.voltari.com.

Leadership Structure

Pursuant to our amended and restated certificate of incorporation, the office of President and/or Chief Executive Officer, on the one hand, and the position of the chairperson of the board of directors, on the other hand, generally cannot be held by the same person. Upon the death, resignation or termination of the chairperson or President and/or Chief Executive Officer, however, our board of directors has the ability to combine these positions for a limited period of time in order to allow our board of directors time to select a successor. We separate the role of President and/or Chief Executive Officer from the leadership of our board of directors in recognition of the different roles of each position and to foster independent leadership of the board of directors. We believe that our current leadership structure is appropriate to segregate the board of directors oversight role from management of the Company. Currently, Mr. Nelson serves as our chairman of the board and Mr. Breeman, our Chief Financial Officer, serves as our acting principal executive officer.

Risk Oversight

Our board of directors is responsible for overseeing the Company’s risk management process. The board of directors focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The board of directors has delegated to the Audit Committee oversight of certain aspects of the Company’s risk management process. Among its duties, the Audit Committee periodically reviews and discusses with management the Company’s major risk exposures with respect to the Company’s accounting and financial reporting policies and procedures and the measures management has taken to monitor, measure and control such exposures and elicit recommendations for the improvement of the Company’s risk assessment and mitigation procedures. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board as appropriate, including when a matter rises to the level of a material risk. The Company’s management is responsible for day-to-day risk management.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

Meetings of the Board of Directors

The board of directors met five times during the fiscal year ended December 31, 2014 and each of our directors attended at least 80% of the total number of meetings of the board of directors and all committees of the board of directors on which he or she served. During fiscal year 2014, the independent directors of the board of directors met in executive session during each of the board of directors’ quarterly regular meetings and at such other board of directors and committee meetings as the independent directors elected.

Audit Committee

Our board of directors has established a standing Audit Committee. The Audit Committee represents and assists the board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements, and internal control and audit functions. The Audit Committee consists of three members: Messrs. Nelson, Lewis and Firestone, each of whom is a non-employee member of our board of directors. Mr. Firestone is the chairperson of our Audit Committee. Our board of directors has affirmatively determined that Messrs. Nelson, Lewis and Firestone meet the definition of “independent directors” for purposes of serving on an audit committee under applicable SEC and NASDAQ Stock Market rules. In addition, Mr. Firestone qualifies as our “audit committee financial expert.” A copy of our Audit Committee Charter can be found on our website at www.voltari.com.

The Audit Committee met four times during the fiscal year 2014.

Compensation Committee

Our board of directors has established a Compensation Committee. Our Compensation Committee is responsible for reviewing and overseeing compensation of our named executive officers and oversees and administers our executive compensation plans and programs. The Compensation Committee currently consists of three members: Messrs. Gary, Nelson and Lewis, each of whom is a non-employee member of our board of directors. Mr. Gary is the chairperson of our Compensation Committee. A copy of our Compensation Committee Charter can be found on our website at www.voltari.com.

The Compensation Committee met five times during the fiscal year 2014.

Governance and Nominating Committee and Recommendations of Director Candidates

Our board of directors has established a Governance and Nominating Committee. The Governance and Nominating Committee currently consists of three members: Messrs. Gary, Firestone and Nelson, each of whom is a non-employee member of our board of directors. Mr. Gary is the chairperson of our Governance and Nominating Committee. A copy of our Governance and Nominating Committee Charter can be found on our website at www.voltari.com.

In evaluating potential candidates for director, the Governance and Nominating Committee annually reviews and assesses the appropriate and desirable mix of characteristics, skills (including risk assessment skills), expertise and experience for the full Board and each committee, taking into account both current directors and all nominees for election as directors, as well as any diversity objectives and considerations. The Governance and Nominating Committee will consider stockholder recommendations for candidates for the Board using the same criteria.

The Governance and Nominating Committee considers nominees for election or appointment to our board of directors that are recommended by stockholders. Such recommendations should be submitted in writing to the attention of the Governance and Nominating Committee, c/o Corporate Secretary, Voltari Corporation, 601 West 26th Street, Suite 415, New York, NY 10001. Pursuant to the Company’s By-laws, in order for business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must give written notice of such stockholder’s intent to bring a matter before the annual meeting no later than ninety days prior to the first anniversary of the preceding year’s annual meeting and no earlier than one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is convened more than thirty days prior to or delayed by more than thirty days after such anniversary date, or if no annual meeting was held in the preceding year, notice must be received no later than the close of business on the later of the 90th day prior to the meeting or the 15th day following the day on which public announcement of the date of such meeting is made. The Governance and Nominating Committee met once during the fiscal year 2014.

Strategic Alternatives Committee

Our board of directors has established a Strategic Alternatives Committee to evaluate possible strategic opportunities and alternatives. The Strategic Alternatives Committee consists of three members, Messrs. Nelson, Firestone, and Roberto, each of whom is a non-employee member of our board of directors. Mr. Nelson is the chairperson of our Strategic Alternatives Committee.

The Strategic Alternatives Committee met three times during the fiscal year 2014.

Code of Ethics

We have a Code of Business Conduct and Ethics, which applies to all employees, officers and directors of Voltari and its direct and indirect subsidiaries. Our Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Financial Officer (who is both our acting principal executive officer and principal financial and principal accounting officer), as well as all other employees. Our Code of Business Conduct and Ethics is posted on our website at www.voltari.com in the “Corporate Governance” section of our Investor Relations home page.

Attendance by Directors at the Annual Meeting of Stockholders

Our directors are encouraged, but not required, to attend the Annual Meeting of stockholders on September 10, 2015. The Company’s 2014 annual meeting was held on August 11, 2014. No member of our board of directors attended our 2014 Annual Meeting.

Stockholder Communications with Directors

Stockholders may contact the Company’s board of directors by writing to them c/o The Blueshirt Group, 456 Montgomery Street, 11th Floor, San Francisco, CA 94104, Attention: Investor Relations Department. All communications addressed to the board of directors will be delivered to the board of directors. If stockholders desire, they may contact individual members of the board of directors, our independent directors as a group or a particular committee of the board of directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

EXECUTIVE COMPENSATION

The following describes the material elements of compensation for our named executive officers. Our named executive officers are determined in accordance with SEC rules. Under these rules, Richard Sadowsky, our former Acting Chief Executive Officer, President and Secretary, and John Breeman, our Chief Financial Officer, were our named executive officers for the fiscal year ended December 31, 2014. On May 11, 2015, Mr. Sadowsky resigned from his position as Acting Chief Executive Officer of the Company and from all other positions he held at the Company. Effective that same date, Mr. Breeman, our Chief Financial Officer, began serving as our acting principal executive officer, and Aaron Epstein began serving as our President.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services provided to us during the years ended December 31, 2014 and 2013. The information presented in this table reflects the one-for-ten reverse stock split, which became effective on April 23, 2013.

Name & Principal Position	Year	Salary ($)	Bonus ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Richard Sadowsky	2014	310,000	—	49,738	—	6,837	366,555
Former Acting Chief Executive Officer, President and Secretary (1)	2013	285,961	100,000	31,500	—	13,514	430,975
John Breeman	2014	231,151	—	10,362	—	6,904	248,417
Chief Financial Officer	2013	84,192	20,000	15,875	—	5,248	125,315

(1)	On May 11, 2015, Mr. Sadowsky resigned from his position as Acting Chief Executive Officer of the Company and from all other positions he held at the Company.
(2)	The Compensation Committee awarded discretionary cash bonuses in the amount indicated to Mr. Sadowsky and Mr. Breeman in connection with their contributions to the Company in the fiscal year ended December 31, 2013 outside of our 2013-14 Corporate Incentive Plan. No bonuses were awarded for the fiscal year ended December 31, 2014 pursuant to the 2013-2014 Corporate Incentive Plan or otherwise.
(3)	Represents FASB ASC 718 grant date fair value of stock option awards, which vest as follows: 25% of the shares subject to the option will vest in four equal installments on each anniversary of the holder’s employment date, subject to continued employment on those dates, and 75% of the shares subject to the option will vest subject to achieving certain stock price targets for our common stock on the third anniversary of the vesting commencement date, subject to continued employment on that date. For further discussion, see the sections captioned “2010 Long Term Incentive Plan” and “Employment Agreements.”
(4)	No bonus awards were made for 2013 and 2014 under our Corporate Incentive Plan for 2013-14 and our Amended and Restated Corporate Incentive Plan for 2013 and 2014, respectively. For more information, see below under Short-Term Incentives.
(5)	All Other Compensation for the 2014 fiscal year for our named executive officers consisted of the following:

Name	401(k) Match ($)	Medical and Dental ($)	Total of All Other Comp ($)
Richard Sadowsky	6,150	687	6,837
John Breeman	6,404	500	6,904

The Compensation Committee of the board of directors, referred to as the Compensation Committee, determines all components of executive compensation and considers the following elements (discussed in detail below), to promote our pay-for-performance philosophy and compensation goals and objectives:

•	base salary;

•	annual cash incentive awards linked to overall performance;

•	grants of long-term equity-based compensation, such as options;

•	termination and change of control provisions; and

•	benefits generally available to employees.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our named executive officers and other senior personnel with those of our stockholders. These particular elements provide a well-proportioned mix of secure compensation, retention value and at-risk compensation, which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive with a measure of financial and job security, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

Base Salary

The primary component of short-term compensation of our named executive officers has historically been base salary. The base salary established for each of our named executive officers is intended to reflect competitive wages for positions in companies of similar size and stage of development operating in the software and mobile data services industry and to represent each individual’s job duties and responsibilities, experience, and other discretionary factors deemed relevant by our Chief Executive Officer and Compensation Committee. Base salary is also designed to provide our named executive officers with a steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance. Our Chief Executive Officer makes recommendations for each named executive officer’s base salary (including his own), based on such executive’s experience and with reference to the base salaries of similarly situated executives in the software and mobile data services industry, that are then reviewed and approved by the Compensation Committee.

Base salaries are reviewed during the first half of the fiscal year by our Compensation Committee, and may be recommended for adjustment from time to time based on the results of this review. In past years, the Compensation Committee, with guidance from our Chief Executive Officer, reviewed the performance of all named executive officers, and based on this review and any relevant competitive market data (obtained through salary survey information provided by our human resources department, informal discussions with recruiting firms and research), set the executive compensation package for each named executive officer for the following year.

Annual base salary increases have historically been based upon our pay-for-performance philosophy, whereby pre-determined quantitative and qualitative individual goals and objectives are established at the beginning of the performance period for named executive officers below the Chief Executive Officer, and measured and assessed at the end of the performance year. Based upon each individual’s performance rating and compensation range position, individuals are eligible for a merit-based increase in their base salaries based upon the established guidelines within budget for the performance year. The Compensation Committee determines whether to increase the base salaries of any of our named executive officers based upon its assessment of each named executive officer’s performance.

Short-Term Incentives

On an annual basis, or at the commencement of a named executive officer’s employment with us, the Compensation Committee typically sets a target level of short-term incentive compensation that is structured as a percentage of such named executive officer’s annual base salary. Our executives participate in our annual corporate incentive plan, referred to as the CIP, which ensures that short-term incentives are tied directly to our financial performance for the fiscal year. Depending upon corporate performance, a named executive officer may receive between 0% and 150% of his target incentive amount. These corporate performance objectives are designed to be challenging but achievable. The performance metrics and objectives are weighted in a specific manner as defined by the Compensation Committee in the CIP. These bonuses are intended to annually reward named executive officers who have had a positive impact on corporate results. We believe that establishing competitive cash bonus opportunities helps us attract and retain qualified and highly skilled executives and allows our executives to fully focus on the business objectives of the Company without the burden of considering potential loss of wealth due to extenuating circumstances.

Amended and Restated 2013-14 CIP. On May 20, 2014, the Compensation Committee approved the Company’s Amended and Restated 2013-14 Corporate Incentive Plan, referred to as the Amended and Restated 2013-14 CIP. The Amended and Restated 2013-14 CIP is intended to aid in the retention of highly qualified employees by providing eligible employees with additional compensation for their contributions to the achievement of the Company’s objectives. In order to be eligible to participate in the Amended and Restated 2013-14 CIP and receive a bonus award, a participant must be a full-time, active employee working in a bonus eligible position. The participant must be actively employed and in good standing on the actual bonus payment date in order to receive a payout. The Committee set target bonuses that are structured by position or job level as a percentage of an eligible employee’s annual base salary. For the Company’s Acting Chief Executive Officer and its Chief Financial Officer, the Amended and Restated 2013-14 CIP provides that, subject to the achievement of certain minimum financial targets, 25% of the target bonus is tied to the achievement of EBITDA objectives, 25% is tied to the achievement of revenue objectives and 50% of the target bonus is discretionary and to be determined in the sole and absolute discretion of the Compensation Committee. For all eligible participants, payouts based on the achievement of EBITDA and revenue objectives cannot exceed 150% of the portion of the target bonus tied to each such objective.

The Amended and Restated 2013-14 CIP provided that if the Compensation Committee determined that information used to calculate the achievement of the financial targets was incorrect (including but not limited to mistakes in the Company’s audited financial statements for the year), then the Compensation Committee could either adjust bonus awards (upward or downward) or, with respect to officers that are reporting persons pursuant to Section 16(a) of the Exchange Act, recover all (or a portion) of a bonus award.

In order for a named executive officer to have received any payment under the Amended and Restated 2013-14 CIP for the year ended December 31, 2014, the Company would have had to meet the thresholds for each of the EBITDA and revenue targets included in the Amended and Restated 2013-14 CIP, as applicable, established by the Compensation Committee. The Amended and Restated 2013-14 CIP incorporated graduated thresholds for incremental payouts, ranging from 0% to 150%, based upon pre-determined quantitative goals and objectives, with each performance category assigned its own weight. For fiscal 2014, the targets were $13.2 million of consolidated revenue and ($12.24 million) of EBITDA, each as calculated pursuant to the Amended and Restated 2013-14 CIP. The revenue target, as so calculated, was achieved, but the EBITDA target, as so calculated, was not achieved. Accordingly, no payments were made to our named executive officers in respect of 2014 under the Amended and Restated 2013-14 CIP.

Long-Term Equity-Based Compensation

The Compensation Committee believes that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our named executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. Additionally, the Compensation Committee believes that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. The Compensation Committee believes equity awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time. To that end, we have historically awarded equity-based compensation in the form of restricted stock and stock options.

The Compensation Committee anticipates issuing future annual equity grants to the named executive officers as a combination of market stock units and stock options which will be subject to performance and time vesting requirements.

For further discussion, see the sections captioned “Equity Incentive Plans” and “Employment Agreements.”

Equity Incentive Plans

The Compensation Committee of our predecessor entity Motricity approved the terms of the Motricity, Inc. Amended and Restated 2010 Long-Term Incentive Plan, referred to as the 2010 LTIP, and recommended it to the board of directors. The board of directors approved the 2010 LTIP on September 26, 2011, and the stockholders approved the 2010 LTIP on October 28, 2011. The 2010 LTIP provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2010 LTIP. The purpose of the 2010 LTIP is to provide incentives that will attract, retain and motivate highly competent officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. The following is a summary description of the 2010 LTIP and is qualified in its entirety by reference to the full text of the 2010 LTIP, which is set forth as Appendix A to Motricity’s Definitive Proxy Statement filed with the Securities and Exchange Commission on September 27, 2011.

In connection with the reorganization that consummated on April 9, 2013, at which time we became the successor entity to Motricity, we assumed all stock-based benefits plans of Motricity, including the 1999 Stock Option Plan of Motricity, Inc., Amended and Restated 2004 Stock Incentive Plan of Motricity, Inc. and the Motricity, Inc. 2010 Long-Term Incentive Plan, as amended and restated, referred to collectively as the Plans. At the effective time of the reorganization, each outstanding option to purchase shares of Motricity Common Stock became exercisable for the same number of shares of Voltari Common Stock, with no changes in the option exercise price or other terms and conditions of such options.

Administration. The 2010 LTIP is administered by the Compensation Committee and all actions taken with respect to the 2010 LTIP will be made in accordance with the Compensation Committee’s charter, which is publicly available on the Company’s website at www.voltari.com. For purposes of the 2010 LTIP, to the extent required by applicable law, it is intended that each member of the Compensation Committee qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”), and (c) an “independent director” under the rules of the principal U.S. national securities exchange on which our shares are listed. The Compensation Committee has full authority to administer and interpret the 2010 LTIP. Among the Compensation Committee’s powers are to determine the form, amount and other terms and conditions of awards, clarify, construe or resolve any ambiguity in any provision of the 2010 LTIP or any award agreement, amend the terms of outstanding awards and adopt such rules, forms, instruments and guidelines for administering the 2010 LTIP as it deems necessary or proper. All actions, interpretations and determinations by the Compensation Committee or by our board of directors are final and binding.

Available Shares. The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2010 LTIP or with respect to which awards may be granted may not exceed 636,562 shares, (which reflects a one-for-ten reverse stock split that became effective on April 23, 2013) and which may be either authorized and unissued shares of common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2010 LTIP are for any reason canceled, or expire or terminate unexercised, or are settled in cash, the shares covered by such awards will again be available for the grant of future awards under the 2010 LTIP. Following the Section 162(m) “transition period” (as described in “Tax and Accounting Considerations” below), the maximum number of shares subject to any award of stock options, or stock appreciation rights, referred to as SARs, or shares of restricted stock, or other stock-based awards subject to the attainment of specified performance goals which may be granted during any fiscal year to any participant will be 26,666 shares per type of award (which reflects the one-for-ten reverse stock split, which became effective on April 23, 2013), provided that the maximum number of shares issued in any one year period for all types of awards does not exceed 4% of the Company’s issued and outstanding shares of common stock. Except as otherwise required by the Code, there are no annual individual share limitations applicable to participants for restricted stock or other stock-based awards that are not subject to the attainment of specified performance goals. The maximum number of shares subject to any performance award during any fiscal year to any participant shall be 26,666 shares (which reflects the one-for-ten reverse stock split, which became effective on April 23, 2013). The maximum value of a cash payment made under a performance award which may be granted with respect to any fiscal year to any participant shall be $5,440,000. The maximum value of cash payments made under performance awards granted with respect to any fiscal year to all participants shall be $14,104,670. The foregoing share limitations imposed under the 2010 LTIP are subject to adjustment to the extent the Compensation Committee deems such adjustment appropriate and equitable to prevent dilution or enlargement of participants’ rights.

Eligibility for Participation. Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the 2010 LTIP. The selection of participants is within the sole discretion of the Compensation Committee.

Stock Options. The Compensation Committee may grant non-qualified stock options and incentive stock options (only to eligible employees) to purchase shares of common stock. The Compensation Committee will determine the number of shares of common stock subject to each option, the term of each option (which may not exceed five years in the case of an incentive stock option granted to a 10% stockholder), the exercise price, the vesting schedule (if any), and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of common stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value). Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee in its sole discretion. The 2010 LTIP specifically provides that an outstanding option may not be modified to reduce the exercise price nor may a new option at a lower price be substituted for a surrendered option, unless such action is approved by the stockholders of the Company. The maximum number of shares of common stock with respect to which incentive stock options may be granted under the 2010 LTIP is 636,562 shares (which reflects the one-for-ten reverse stock split, which became effective on April 23, 2013).

Award Agreement. Awards granted under the 2010 LTIP shall be evidenced by award agreements (which need not be identical) that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability, or vesting of awards or conditions regarding the participant’s employment, as determined by the Compensation Committee in its sole discretion. In May 2012, the Compensation Committee adopted a revised form of stock option agreement for our named executive officers which provides that any stock options issued to the named executive officers will vest as follows, subject to continued employment on each vesting date: (i) 25% of the options will vest in four equal tranches on each anniversary of the vesting commencement date (i.e., 6.25%); and (ii) the remaining 75% of the options will vest on the third anniversary of the applicable vesting commencement date, subject to the achievement of the following performance targets: one-third of the options will vest if our common stock achieve a pre-determined target price of as set by the board of directors from time to time; another one-third of the options will vest if our common stock achieve a higher pre-determined target price of as set by the board of directors from time to time; and (iii) the last one-third of the options must achieve a pre-determined target price as set by the board of directors from time to time. The target prices listed reflect the one-for-ten reverse stock split, which became effective on April 23, 2013. The achievement of the target price will be determined based upon the average of the closing prices of our shares of common stock on a nationally recognized securities exchange over a 90 day period or, if the shares are not so listed, the fair market value will be determined by our board of directors.

Awards Under the 2010 LTIP. The following types of awards are available under the 2010 LTIP:

Restricted Stock. The Compensation Committee may award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with respect to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar events or circumstances. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 LTIP and discussed in general below.

Stock Appreciation Rights. The Compensation Committee may grant SARs either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable, referred to as a Tandem SAR, or independent of a stock option, referred to as a Non-Tandem SAR. A SAR is a right to receive a payment in shares of common stock or cash (as determined by the Compensation Committee) equal in value to the excess of the fair market value of one share of common stock on the date of exercise divided by the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed 10 years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of common stock on the date of grant in the case of a Non-Tandem SAR. The Compensation Committee may also grant “limited SARs,” either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of an event as the Compensation Committee may, in its sole discretion, designate at the time of grant or thereafter.

Other Stock-Based Awards. The Compensation Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards (including, without limitation, stock equivalent units or restricted stock units) under the 2010 LTIP that are denominated or payable in or valued by shares of common stock or factors that influence the value of such shares. The Compensation Committee shall determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 LTIP and discussed in general below.

Other Cash-Based Awards. The Compensation Committee, in its discretion, may grant awards payable in cash. Cash-based awards shall be in such form, and dependent on such conditions, as the Compensation Committee shall determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation Committee may accelerate the vesting of such award in its discretion.

Performance Awards. The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation Committee may grant performance awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as performance awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock (based on the then current fair market value of such shares), as determined by the Compensation Committee, in its sole discretion. Based on service, performance and/or such other factors or criteria, if any, as the Compensation Committee may determine, the Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any performance award. The Compensation Committee has “negative discretion” to adjust bonus payments as permitted by Section 162(m) of the Code.

Performance Goals. The Compensation Committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Compensation Committee. These performance goals will be based on the attainment of a certain target level by the Company of, or a specified increase or decrease in, one or more of the following criteria selected by the Compensation Committee: (i) earnings per share; (ii) operating income; (iii) gross income; (iv) net income (before or after taxes); (v) cash flow; (vi) gross profit; (vii) gross profit return on investment; (viii) gross margin return on investment; (ix) gross margin; (x) operating margin; (xi) working capital; (xii) earnings before interest and taxes; (xiii) earnings before interest, tax, depreciation and amortization; (xiv) return on equity; (xv) return on assets; (xvi) return on capital; (xvii) return on invested capital; (xviii) net revenues; (xix) gross revenues; (xx) revenue growth; (xxi) annual recurring revenues; (xxii) recurring revenues; (xxiii) license revenues; (xxiv) sales or market share; (xxv) total stockholder return; (xxvi) economic value added; (xxvii) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee in its sole discretion; (xxviii) the fair market value of a share of common stock; (xxix) the growth in the value of an investment in common stock assuming the reinvestment of dividends; or (xxx) reduction in operating expenses.

To the extent permitted by law, when determining whether a performance goal has been achieved, the Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, including: (i) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (ii) an event either not directly related to our operations or not within the reasonable control of management; or (iii) a change in accounting standards required by generally accepted accounting principles. Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee, in its sole discretion. In addition, all performance goals may be based upon the attainment of specified levels of our performance (or subsidiary, division or other operational unit) under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Acquisition Event. In the event of a merger or consolidation in which the Company is not the surviving entity, a transaction that results in the acquisition of substantially all of the Company’s outstanding common stock, or the sale or transfer of all or substantially all of the Company’s assets, referred to collectively as an Acquisition Event, then the Compensation Committee may terminate all outstanding and unexercised options, SARs, or any other stock-based award that provides for a participant elected exercise by cashing out such awards upon the date of consummation of the Acquisition Event or by delivering notice of termination to each participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such participant shall have the right to exercise in full all of his or her outstanding awards contingent on the occurrence of the Acquisition Event.

Stockholder Rights. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of common stock covered by any award until the participant becomes the record holder of such shares.

Forfeiture and Clawback. Unless otherwise provided by the Compensation Committee in the governing award agreement, the 2010 LTIP provides that (a) in the event that the participant’s conduct meets the definition of “Cause” during the later of the 12-month period following exercise of an award or the 24-month period commencing on the date of vesting, distribution, or settlement of an award, the Company shall recover from the participant within the applicable period after such vesting, exercise, settlement, or distribution, an amount equal to any gain realized on such award, and (b) if the participant engages in conduct that meets the definition of “Cause,” then all outstanding awards terminate and expire.

Unless otherwise provided by the Compensation Committee in the governing award agreement, the 2010 LTIP also provides that in the event of a restatement of the Company’s financial statements that reduces the amount of any previously awarded performance award, where the performance goals would not otherwise have been met had the results been properly reported, the award will be cancelled and the participant will pay the Company an amount equal to any gain realized on such award within (a) 24 months preceding such financial restatement for any participant who has a position with the Company as a vice president, senior vice president, executive officer or named executive officer or (b) 12 months preceding such financial restatement for all other participants.

Ownership Guidelines and Holding Period. The 2010 LTIP contains ownership guidelines that have changed due to turnover in management and changes in the Company’s business. In May 2012, we updated the ownership guidelines for the named executive officers to require that our Chief Executive Officer is required to own, by September 2016, stock equal in value to at least three times the Chief Executive Officer’s annual base salary and that the other named executive officers are required to own, by September 2016, stock equal in value to at least one times such named executive officer’s annual base salary. Furthermore, under the revised guidelines, no named executive officer shall be permitted to transfer shares of our common stock obtained on vesting in restricted stock or exercise of an option other than to pay applicable federal and state tax withholdings, unless such officer has satisfied the stock ownership guidelines within five years of grant and that any failure to satisfy the guidelines will be treated as a violation of the Company’s policies and procedures and, in the sole discretion of our board of directors, may give rise to termination for cause.

Amendment and Termination. Notwithstanding any other provision of the 2010 LTIP, our board of directors may, at any time, amend any or all of the provisions of the 2010 LTIP, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2010 LTIP, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability. Awards granted under the 2010 LTIP are generally nontransferable (other than by will or the laws of descent and distribution), except that the Compensation Committee may provide for the transferability of non-qualified stock options in an award agreement at the time of grant or thereafter to certain family members.

Policy Regarding Claw Back of Incentive Compensation

The Amended and Restated 2013-14 CIP includes a clawback policy pursuant to which named executive officers and other Amended and Restated 2013-14 CIP participants will be required to return all or a portion of incentive compensation paid to them (i) based on any correction or restatement of the Company’s audited financial statements or other factors that contributed to the calculation of the Financial Targets (as defined in the Amended and Restated 2013-14 CIP), or (ii) if such participant engaged in acts or omissions that results in a termination for Cause. In addition, the 2010 LTIP provides that in the event of a restatement of the Company’s financial statements that reduces the amount of any previously awarded performance award, where the performance goals would not otherwise have been met had the results been properly reported, the award will be canceled and the participant will pay the Company an amount equal to any gain realized on such award. See “Equity Incentive Plans” for a further description of the clawback feature of the 2010 LTIP.

Severance and Change of Control Benefits

We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders. We recognize that the possibility of a change of control could arise and that such a possibility could result in the departure or distraction of members of the management team to the detriment of our Company and our stockholders.

To focus our named executive officers on their duties rather than potential distractions from a change of control of our Company, the Compensation Committee adopted an Executive Officer Severance/Change in Control Plan on March 16, 2011 and amended the plan effective May 30, 2012. Under the plan as amended, any executive who participates in the plan who is terminated by the Company without cause will receive six months of continued base salary payments. In addition, any executive who participates in the plan who is terminated by the Company without cause or by the executive for good reason within the 12 months following a change in control will receive six months of continued base salary payments and accelerated vesting as to 75% of any then unvested options, restricted stock or performance stock units. Further, the amended plan provides that an executive officer eligible for benefits under the plan is only eligible during the two year period following the executive’s respective date of hire. Once the executive’s two years of eligibility coverage has lapsed, the executive ceases to be eligible for benefits under the plan. Mr. Breeman is eligible under the plan through August 14, 2015, and Mr. Epstein is eligible under the plan through May 11, 2017.

Tax and Accounting Considerations

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the Chief Executive Officer and the three other most highly paid executive officers (other than a company’s Chief Executive Officer and the Chief Financial Officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by the corporation before it was publicly held. The Compensation Committee’s policy will be to qualify compensation paid to named executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee will have the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise when it considers it in our best interests to do so.

The Compensation Committee considers the manner in which Section 409A of the Code affects deferred compensation opportunities that we offer to our employees. Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a way that limits employees’ ability to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements to comply with Section 409A to the extent deemed necessary by the Compensation Committee.

The Compensation Committee does not believe that tax gross-ups, other than with respect to relocation expenses and other similar perquisites which necessitate a gross-up in order to make the executive whole from a tax perspective, paid by companies to their named executive officers are in the best interests of stockholders. As a result, the Compensation Committee will not approve any employment agreement or compensation plan that provides our named executive officers with a gross-up for federal and/or state income taxes that may arise under either Section 409A of the Code or the golden parachute excise tax rules of Section 280G of the Code.

Outstanding Equity Awards at 2014 Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2014 with respect to the named executive officer:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard Sadowsky	1,406	21,094	(1)	—	4.30	01/01/2023
	—	48,000	(1)	—	3.40	05/13/2024
John Breeman	625	9,375	(2)	—	4.85	11/06/2023
	—	10,000	(2)	—	3.40	05/13/2024

(1)	Following Mr. Sadowsky’s resignation on May 11, 2015, all of his unvested equity awards have terminated and are no longer exercisable.
(2)	The options vest as follows, subject to continued employment on each vesting date: 25% of the shares subject to the option will vest in four equal installments on each anniversary of the holder’s employment date and 75% of the shares subject to the option will vest, subject to achieving certain price targets for our common stock, on the three year anniversary of the holder’s employment date. For further discussion, see the sections captioned “Equity Incentive Plans” and “Employment Agreements.”

Retirement Benefits & Non-qualified Deferred Compensation

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our named executive officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. The Compensation Committee may in its sole discretion determine to approve a performance-based matching contribution, subject to the Company’s achievement of certain financial metrics. For fiscal year 2014, Messrs. Sadowsky and Breeman received matching contributions in the amounts of $6,150 and $6,404, respectively.

Employment Agreements

Richard Sadowsky. In connection with Mr. Sadowsky’s appointment to the position of General Counsel, the Company entered into a Secondment Agreement, dated July 1, 2012, with SNR Denton US LLP, the law firm in which Mr. Sadowsky was a partner from 2002 through 2012. On November 15, 2012, we appointed Mr. Sadowsky to the position of Chief Administrative Officer and entered into an employment offer letter with Mr. Sadowsky, referred to as the Sadowsky Offer Letter, pursuant to which he became a full-time employee of the Company effective on January 1, 2013. Under the terms of Mr. Sadowsky’s offer letter, Mr. Sadowsky was entitled to an annual base salary of $285,000. Additionally, in accordance with the terms of the Sadowsky Offer Letter and the 2010 LTIP, the Compensation Committee approved the grant to Mr. Sadowsky of options to purchase 22,500 shares of our common stock (which reflects the one-for-ten reverse stock split, which became effective on April 23, 2013), 25% of which options will vest in equal tranches on each of the first four anniversaries of Mr. Sadowsky’s employment date, subject to continued employment on such dates and 75% of which options shall vest on the third anniversary of Mr. Sadowsky’s employment date provided that certain stock price targets are achieved and subject to continued employment on such date. The Company granted these options on January 1, 2013. Under the terms of the Sadowsky Offer Letter, Mr. Sadowsky is eligible to participate in the CIP and is subject to non-disclosure, non-competition and non-solicitation covenants. The Sadowsky Offer Letter provides that, if we were to terminate Mr. Sadowsky’s employment on or before

December 31. 2014 and without cause, as defined in our Amended and Restated Executive Severance and Change of Control Plan, as amended, he would receive six months of continued base salary payments. Mr. Sadowsky, having served as an officer of the Company for longer than two years, is no longer eligible to receive payments under that Plan. Effective December 20, 2013, we appointed Mr. Sadowsky to the position of Acting Chief Executive Officer. In connection with this appointment, Mr. Sadowsky relinquished his titles of Chief Administrative Officer and General Counsel. Pursuant to an amendment to the Sadowsky Offer Letter, Mr. Sadowsky’s annual salary increased to $310,000 and Mr. Sadowsky’s ceasing to serve as Acting Chief Executive Officer and returning to his titles of Chief Administrative Officer and General Counsel would not constitute termination for Good Reason under the Company’s Amended and Restated Executive Severance and Change of Control Plan. On May 11, 2015, Richard Sadowsky resigned from his position as Acting Chief Executive Officer of the Company and from all other positions held at the Company, effective immediately. In connection with Mr. Sadowsky’s resignation, the Company entered into a Separation Agreement and Release with Mr. Sadowsky (the “Separation Agreement”), effective May 11, 2015. Pursuant to the terms of the Separation Agreement and subject to the terms and conditions set forth therein, the Company agreed not to seek to enforce the non-competition provisions of Mr. Sadowsky’s offer letter and Mr. Sadowsky agreed to a unilateral general release of the Company from any and all claims arising out of his employment with the Company or the cessation thereof (other than claims arising pursuant to the Separation Agreement). Mr. Sadowsky remains subject to certain non-disclosure and non-solicitation covenants in accordance with their terms. With respect to Mr. Sadowsky’s outstanding equity awards, all unvested equity awards were forfeited and cancelled as of his resignation.

John Breeman. On August 14, 2013, we entered into an employment offer letter with Mr. Breeman, referred to as the Breeman Offer Letter, pursuant to which Mr. Breeman commenced serving as our Chief Financial Officer. Under the terms of the Breeman Offer Letter, Mr. Breeman is entitled to an annual base salary of $220,000. Additionally, in accordance with the terms of the Breeman Offer Letter and the Company’s 2010 Long-Term Incentive Plan, Mr. Breeman is eligible for an award of options to purchase 10,000 shares of the Company’s common stock, which options will be granted upon final approval by the Compensation Committee of the Company’s board of directors. The Company granted these options on November 6, 2013. Subject to continued employment on the applicable vesting dates, 25% of the options will vest in equal tranches on each of the first four anniversaries of Mr. Breeman’s employment date, and 75% of the options will vest on the third anniversary of Mr. Breeman’s employment date provided that certain stock price targets are achieved. Under the terms of the Breeman Offer Letter, Mr. Breeman will be eligible to participate in the Company’s CIP and is subject to non-disclosure, non-competition and non-solicitation covenants. Furthermore, under the Breeman Offer Letter, if the Company terminates Mr. Breeman’s employment without cause, as defined in the Company’s Amended and Restated Executive Severance and Change of Control Plan, he would receive six months of continued base salary payments, subject to the terms and conditions of such plan. In January 2014, the Compensation Committee increased Mr. Breeman’s annual base salary to $231,151.

On August 6, 2015 and in light of the Company’s transformation plan, the Compensation Committee approved a discretionary performance incentive award for Mr. John Breeman. The incentive award is intended to provide performance-based compensation to Mr. Breeman for his contribution to the achievement of the Company’s objectives, including without limitation, the successful implementation of the Company’s transformation plan. The Compensation Committee set a target for the award of 60% of Mr. Breeman’s base salary for 2015. Payment of any incentive award will be discretionary, in cash, and will be tied to the successful implementation of our transformation plan, as determined by the Board. Payment of any award will be made following the finalization of the Company’s audited financial statements for the fiscal year ended December 31, 2015.

Aaron Epstein. On May 11, 2015, we entered into an employment offer letter with Mr. Epstein, referred to as the Epstein Offer Letter. Under the terms of the Epstein Offer Letter, Mr. Epstein is entitled to an annual base salary of $200,000. Further, pursuant to the terms of the Epstein Offer Letter, if the Company terminates Mr. Epstein’s employment without cause, as defined in the Company’s Amended and Restated Executive Severance and Change of Control Plan, Mr. Epstein would receive six months of continued base salary payments, subject to the terms and conditions of such plan. Additionally, Mr. Epstein is subject to non-disclosure, non-competition and non-solicitation covenants.

Non-Disclosure Agreements

In addition to the restrictive covenants contained in their offer letters, each of our named executive officers have agreed to comply with our non-disclosure and non-competition agreement, referred to as the Non-Disclosure Agreement, on the following terms, respectively:

Name	Employment Document	Non-Disclosure Agreement	Non- Compete	Non- Solicitation Period Length	Intellectual Property Protection
Richard Sadowsky (1)	Offer Letter	Yes	1 Year	2 Years	1 Year
John Breeman	Offer Letter	Yes	1 Year	2 Years	1 Year
Aaron Epstein	Offer Letter	Yes	1 Year	2 Years	1 Year

(1)	On May 11, 2015, Richard Sadowsky resigned from his position as Acting Chief Executive Officer of the Company and from all other positions held at the Company, effective immediately. In connection with Mr. Sadowsky’s resignation, the Company entered into a Separation Agreement and Release with Mr. Sadowsky (the “Separation Agreement”), effective May 11, 2015. Pursuant to the terms of the Separation Agreement and subject to the terms and conditions set forth therein, the Company agreed not to seek to enforce the non-competition provisions of Mr. Sadowsky’s offer letter and Mr. Sadowsky agreed to a unilateral general release of the Company from any and all claims arising out of his employment with the Company or the cessation thereof (other than claims arising pursuant to the Separation Agreement). Mr. Sadowsky remains subject to certain non-disclosure and non-solicitation covenants in accordance with their terms.

Each of the named executive officers also agrees that the remedy of damages for any breach by him of the provisions of either the employment agreement, offer letter or the Non-Disclosure Agreement is inadequate and that we may be entitled to injunctive relief, without posting any bond, and each agrees not to oppose granting of such relief on the grounds that the damages would adequately compensate us.

Director Compensation

To date, we have provided cash compensation to non-employee directors for their services as directors or members of committees of the board of directors. We have reimbursed and will continue to reimburse such non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

In accordance with our Compensation Committee Charter, our Compensation Committee has adopted a compensation program for such non-employee directors, or the “Non-Employee Director Compensation Policy.”

On August 12, 2013, the board of directors approved compensation for members of the board of directors effective with the quarter ending September 30, 2013 through the quarter ended March 30, 2014. During this period, board members received annual cash compensation in the amount of $30,000, with additional fees paid for service on standing committees. Fees to the non-employee directors were paid quarterly. In addition to the quarterly payment of $7,500 to each director, the chairperson of the Audit Committee was paid $3,750 quarterly, and the chairpersons of each other standing committee was paid $2,500 quarterly.

Each member of the Audit Committee, Compensation Committee, Governance and Nominating Committee and Strategic Alternatives Committee, other than the chair positions, received $1,250 quarterly. In addition, the board of directors approved grants of restricted stock equal in value to $50,000 to each non-employee director as part of their annual compensation, which restricted stock vested on the one year anniversary of issuance.

On April 21, 2014, the board of directors approved a reduction in compensation for the members of the board of directors. Commencing with the quarter ending June 30, 2014 through the quarter ending December 31, 2014, board members received annual cash compensation in the amount of $25,000, paid quarterly, for their service on the board and as members of the board’s standing committees. The chairperson of each standing committee was paid an additional $2,500 quarterly. As part of each non-employee director’s 2014 compensation, the board of directors granted each board member restricted stock equal in value to $25,000, based on the closing price for a share of common stock as reported by NASDAQ on the effective date of the grant, which restricted stock vests on the one year anniversary of issuance.

On January 7, 2015, the Board of directors approved a further reduction in compensation for the members of the board of directors. Commencing with the quarter ending March 31, 2015, board members receive annual cash compensation in the amount of $10,000, paid quarterly, for their service on the board. The board of directors also determined that no restricted stock awards would be made to any directors in 2015. Further, in August 2015, in light of the Company’s transformation plan, as described in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015, each of Hunter Gary and Andrew Roberto, as directors affiliated with Carl Icahn, the Company’s majority stockholder, agreed that he would no longer receive any further compensation as a member of the board of directors.

The non-employee director compensation policy also provides that non-employee directors must own a number of shares equal to some multiple of their cash retainer within five years of joining our board of directors. This ownership guideline was revised in May 2012 to require our non-employee members of the board to own three times their cash retainer within five years of joining our board of directors.

Below is a summary table of what our 2014 non-employee board members received through December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
James L. Nelson	60,000	25,000	14,710	99,710
Jaffrey A. Firestone	38,750	25,000	14,710	78,460
Hunter C. Gary	50,000	25,000	14,710	89,710
Brett M. Icahn (3)	17,500	—	14,710	32,210
Kevin Lewis	27,500	25,000	14,710	67,210
Andrew Roberto	12,500	25,000	—	37,500

(1)	The value of Stock Awards represents the grant date fair value of such award. The fair value of Stock Awards, which are restricted stock, is based on the closing price of our common stock on the grant date.
(2)	Amounts in this column reflect income received as a result of restricted stock released throughout 2014.
(3)	Brett M. Icahn did not stand for re-election to the board of directors at the Company’s 2014 annual meeting of stockholders.

All of our directors are eligible to participate in our 2010 LTIP and their compensatory equity grants will be granted under, and subject to the terms of, the 2010 LTIP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following tables set forth, as of August 6, 2015, certain information regarding the ownership of our capital stock, by (1) each person known to us to beneficially own 5.0% or more of common stock; (2) each of our executive officers named in the 2014 Summary Compensation Table included in this proxy statement; and (3) all of our executive officers, directors and nominees for director, as a group. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings with the SEC by or on behalf of those persons.

Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common stock. The percentage of our common stock beneficially owned by a person or entity assumes that the person or entity has exercised all options and warrants and converted all convertible securities, the person or entity holds that are exercisable or convertible within 60 days of August 6, 2015, and that no other person or entity exercised any of their options or warrants or converted any of their convertible securities. Except as otherwise indicated below or in cases where community property laws apply, to our knowledge, the persons and entities named in the table possess sole voting and investment power over all shares of common stock shown as beneficially owned by the person or entity. The percentage of shares beneficially owned is based upon 9,068,339 shares of common stock and 1,170,327 shares of Series J preferred stock outstanding as of August 6, 2015. All share numbers listed below have been adjusted to reflect the one-for-ten reverse stock split implemented on April 23, 2013.

Common Stock

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Entities affiliated with Carl C. Icahn (1)	4,739,620	52.3%
c/o Icahn Associates Corp. 767 Fifth Avenue, 46th Floor New York, NY 10153
Directors and Named Executive Officers:
Hunter C. Gary (2)	27,978	*
James L. Nelson (2)	14,705	*
Jaffrey A. Firestone (2)	29,056	*
Kevin Lewis (2)	23,208	*
Andrew Roberto (2)	14,705	*
John Breeman	1,875	*
Aaron Epstein	3,283	*
All directors and executive officers as a group (8 persons)	114,810	1.3%

*	Less than one percent of the outstanding shares of our common stock
(1)	Information in the table and this footnote is based upon information contained in a Schedule 13D/A filed with the SEC on March 31, 2015 by Mr. Carl C. Icahn and includes 4,061,417 shares of common stock, acquired upon exercise of the basic subscription rights and oversubscription rights allocated to Mr. Icahn and his affiliates in the 2015 Rights Offering (as defined herein), at a price of per share of $1.36. As a result of the 2015 Rights Offering, warrants to purchase up to 969,603 shares of common stock ceased to be exercisable by Mr. Icahn pursuant to the exercise limitation provisions of such warrants, which provide, among other things, that no warrant may be exercised by a person who beneficially owns in excess of 48.75% of the outstanding common stock.
(2)	Includes 14,705 shares of restricted stock beneficially owned by each such director. See the section captioned “Executive Compensation— Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock.

Series J Preferred Stock

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Entities affiliated with Carl C. Icahn (1)	1,146,131	97.9%
c/o Icahn Associates Corp. 767 Fifth Avenue, 46th Floor New York, NY 10153
Directors and Named Executive Officers:
Hunter C. Gary	—	—
James L. Nelson	—	—
Jaffrey A. Firestone	—	—
Kevin Lewis	—	—
Andrew Roberto	—	—
John Breeman	—	—
Aaron Epstein	—	—
All directors and executive officers as a group (8 persons)	—	—

(1)	Information in the table and this footnote is based upon information contained in a Schedule 13D/A filed with the SEC on March 31, 2015 by Mr. Carl C. Icahn

Securities Authorized for Issuance Under Equity Compensation Plans

The following table discloses the securities authorized for issuance under the Company’s equity compensation plan as of December 31, 2014.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plan approved by security holders	250,139	6.39	445,589
Equity compensation plan not approved by security holders	—	—	—
Total	250,139	6.39	445,589

(1)	Includes 107,330 outstanding stock options and 404 outstanding restricted stock units.

Certain Relationships and Related Transactions, and Director Independence.

Transformation Plan

As previously disclosed in our Quarterly Report on Form 10-Q for the period ended June 30, 2015, filed with the SEC on August 7, 2015, in August 2015 we began implementing a transformation plan pursuant to which, among other things, the Company intends to exit its mobile marketing and advertising business and enter into the business of acquiring, financing and leasing commercial real estate properties. In connection with the implementation of our transformation plan, on August 7, 2015, we (as borrower) and Koala Holding LP (as lender), an affiliate of Carl C. Icahn, the Company’s controlling stockholder (“Koala”), entered into a revolving note (the “Note”). The Company sought and received the Note to, in part, allay potential concerns regarding the Company’s ability to invest in and execute its transformation plan while retaining cash levels sufficient to fund its ongoing operations. There are no limitations on the use of proceeds under the Note. The Company currently intends to use this funding to facilitate the acquisition of additional commercial real estate properties as it executes its transformation plan, as well as for operating expenses and working capital purposes.

Our Board formed a special committee of independent directors (the “Special Committee”) to negotiate the structure and terms of the Note. The Special Committee consisted of James L. Nelson and Jay A. Firestone. In connection with its negotiation of the structure and terms of the Note, the Special Committee retained and received advice from its own legal counsel as well as an independent financial advisor. The Special Committee received an opinion from its independent financial advisor that the financial terms of the Note are fair, from a financial point of view, to us. The Special Committee approved the terms and conditions of, and our entry into, the Note.

Pursuant to the Note, Koala made available to the Company a revolving loan facility of up to $10,000,000 in aggregate principal amount. Borrowings under the Note will bear interest at a rate equal to the greater of the LIBOR rate plus 350 basis points, per annum, and 3.75%, per annum. The Note also includes a fee of 0.25%, per annum, on undrawn amounts and matures on the earliest of (i) December 31, 2017, (ii) the date on which any financing transaction, whether debt or equity, is consummated by the Company (or its successors and assigns) with net proceeds in an amount equal to or greater than $10 million, and (iii) at the Company’s option, a date selected by the Company that is earlier than December 31, 2017.

If an event of default exists, the Note will bear interest at a default rate equal to the greater of the LIBOR Rate plus 450 basis points, per annum, and 4.75%, per annum. Subject to the terms and conditions of the Note, the Company may repay all or any portion of the amounts outstanding under the Note at any time without premium or penalty, and any amounts so repaid will, until the maturity date, be available for re-borrowing. As collateral for the Note, the Company has pledged and granted to Koala a lien on the Company’s limited liability company interest in Voltari Real Estate Holding LLC.

2015 Rights Offering

On February 27, 2015, we commenced a rights offering of up to an aggregate of 4,300,000 shares of our common stock (the “2015 Rights Offering”). Under the terms of the 2015 Rights Offering, we distributed to stockholders of record at the close of business on February 13, 2015 transferable subscription rights to purchase 0.9027 shares of common stock for every share of common stock owned on the record date. The 2015 Rights Offering included an over-subscription privilege, which permitted each subscriber that exercised its basic subscription right in full the option to purchase additional shares of common stock that remained unsubscribed at the expiration of the 2015 Rights Offering. If a subscriber exercised its basic subscription right or over-subscription privilege to purchase less than 1,300,000 shares in the 2015 Rights Offering, the subscriber paid a price of $0.97 per whole share. If a subscriber exercised its basic subscription right or over-subscription privilege to purchase 1,300,000 shares or more in the 2015 Rights Offering and owned 33% or more of our issued and outstanding common stock following completion of the 2015 Rights Offering, the subscriber paid a price of $1.36 per whole share.

The 2015 Rights Offering was fully subscribed and closed on March 30, 2015. We received approximately $4.6 million in net proceeds from the 2015 Rights Offering and we intend to use these proceeds for general corporate and working capital purposes. Following the completion of the 2015 Rights Offering on March 30, 2015, entities affiliated with Mr. Carl C. Icahn, the Company’s largest stockholder, became the owner of approximately 52.3% of our common stock. Entities affiliated with Mr. Icahn also own warrants to purchase an additional 9.7% of our common stock, which warrants are currently unexercisable by Mr. Icahn and such affiliated entities.

Redemption of the Series J Preferred Stock

The acquisition of shares of our common stock by certain entities affiliated with Mr. Carl C. Icahn (the “Icahn Parties”) in our 2015 Rights Offering resulted in a change of control of the Company, which constituted a redemption event (the “Rights Offering Redemption Event”) pursuant to the terms and conditions of Exhibit A to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Designations”), establishing our Series J preferred stock. Upon the occurrence of a redemption event, and subject to certain conditions, each holder of shares of Series J preferred stock (each, a “Holder”) has the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s shares of Series J preferred stock (the “Holder Redemption Option”) in accordance with the terms, procedures, and conditions set forth in the Certificate of Designations.

In connection with the Rights Offering Redemption Event, and pursuant to Section 5(ii) of the Certificate of Designations, on March 30, 2015, the Company gave written notice to holders of its Series J preferred stock of their right to redeem the Series J preferred stock held by such holders. As of the Rights Offering Redemption Event, there were 1,199,643 shares of Series J Preferred Stock issued and outstanding. The Icahn Parties, pursuant to the terms of a waiver letter, waived the Holder Redemption Option with respect to their shares of Series J preferred stock with respect to the Rights Offering Redemption Event.

On April 13, 2015, the Company redeemed 29,316 shares of the Series J preferred stock for a redemption price paid in cash equal to $34.53 per share of Series J preferred stock, upon the terms and subject to the conditions set forth in the Certificate of Designations, for an aggregate redemption price equal to approximately $1.0 million.

Arrangement with Icahn Sourcing

Arrangement with Insight Portfolio Group LLC (formerly known as Icahn Sourcing, LLC) Icahn Sourcing, LLC, which we refer to as Icahn Sourcing, was formed in order to maximize the potential buying power of a group of entities with which Mr. Carl C. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. The Company was a member of the buying group in 2012, 2013 and 2014. Prior to December 31, 2012 the Company did not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement. Effective January 1, 2013 Icahn Sourcing restructured its ownership and changed its name to Insight Portfolio Group LLC (“Insight Portfolio Group”). In connection with the restructuring, a number of other entities with which Mr. Carl C. Icahn has a relationship acquired equity interests in Insight Portfolio Group and also agreed to pay certain of Insight Portfolio Group’s operating expenses. The Company pays a fee of $50,000 per year for the services of Insight Portfolio Group.

Corporate Opportunities Waiver

In order to address potential conflicts of interest between us and the funds affiliated with New Enterprise Associates, Inc. and TCV V L.P., and Koala Holding LP, and any person or entity affiliated with these investors (each, an “Exempted Investor”), our amended and restated certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve each Exempted Investor and its officers, directors or employees, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with each such investor.

Our amended and restated certificate of incorporation provides that no Exempted Investor is under any duty to present any corporate opportunity to us which may be a corporate opportunity for such Exempted Investor or any officer, director or employee thereof and us and each Exempted Investor or any officer, director or employee thereof will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder or director by reason of the fact that such Exempted Investor pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us. For purposes of our amended and restated certificate of incorporation, “corporate opportunities” include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of each Exempted Investor or its officers or directors will be brought into conflict with our self-interest. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have consented to these provisions of our amended and restated certificate of incorporation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during fiscal year 2014. Our officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us, we believe that each officer, director and greater than 10% beneficial owner who was subject to Section 16(a) complied with the applicable filing requirements.

PROPOSAL 2

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in the section titled “Executive Compensation” (beginning on page 12), the compensation tables (beginning on page 12), and any related information contained in this proxy statement under “Executive Compensation.”

The board of directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of stockholders. You are urged to read the “Executive Compensation” section of this proxy statement for additional details on the Company’s executive compensation, including the Company’s philosophy and objectives and the 2014 compensation of the named executive officers.

At our 2014 annual meeting of stockholders held on August 11, 2014, stockholders cast an advisory vote on the compensation of our named executive officers. More than 93% of the votes cast on the so-called “say-on-pay” proposal were in favor of our compensation of the Company’s named executive officers. The board of directors and its compensation committee reviewed the final vote results, and we did not make any changes to our executive compensation program as a result of the vote.

The Company believes that the information regarding named executive officer compensation as disclosed within the “Executive Compensation” section of this proxy statement demonstrates that the Company’s executive compensation program was designed appropriately and structured to ensure a strong alignment with the long-term interests of the Company’s stockholders. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This “say-on-pay” proposal gives Voltari’s stockholders the opportunity to express their view on the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall approach to the compensation of the Company’s named executive officers, as described in this proxy statement. Accordingly, the Company will ask the Company’s stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this proxy statement under “Executive Compensation” pursuant to Item 402 of Regulation S-K, is hereby APPROVED.”

Vote Required

Approval of this proposal requires the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal at our annual Meeting. Abstentions and broker “non-votes” will not have any effect on this proposal. If no voting instructions are given, the accompanying proxy will be voted for this Proposal 2.

Your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Company, the compensation committee or our board of directors. Our board of directors and the compensation committee will, however, take into account the outcome of the say-on-pay vote when considering future compensation arrangements.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors, upon the recommendation of the Audit Committee, has appointed Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Our Audit Committee Charter requires stockholder ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and therefore a proposal to ratify the appointment of Grant Thornton will be presented at the Annual Meeting. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of that firm.

Vote Required

The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal at our Annual Meeting is required to ratify the appointment of Grant Thornton as our independent registered public accounting firm. Abstentions and broker “non-votes” will not have any effect on the proposal to ratify the appointment of Grant Thornton. If the stockholders do not ratify the appointment of Grant Thornton, the Audit Committee will review the Company’s relationship with Grant Thornton and take such action as it deems appropriate, which may include continuing to retain Grant Thornton as the Company’s independent registered public accounting firm.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

Independent Registered Public Accounting Firm Fees

The following is a summary of the fees billed to us by Grant Thornton LLP for professional services rendered for the fiscal years ended December 31, 2014 and December 31, 2013:

Fee Category	Fiscal 2014 Fees	Fiscal 2013 Fees
Audit Fees	$300,000	$400,000
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Total Fees	$300,000	$400,000

“Audit Fees” included fees for professional services and expenses relating to the reviews of our quarterly financial statements and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and 2013, June 30, 2014 and 2013 and September 30, 2014 and 2013. “Audit Fees” for years ended December 31, 2014 and 2013 also include fees relating to the procedures relating to our Forms S-1, S-4 and S-8 filings.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor. All audit-related and tax services for fiscal years 2014 and 2013 by Grant Thornton were pre-approved by the Audit Committee of the Company.

The Audit Committee has determined that the rendering of the services by Grant Thornton, other than the audit services, is compatible with maintaining the principal accountant’s independence.

Representatives of Grant Thornton will be in attendance at the Annual Meeting in person and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

Audit Committee Report

In connection with the issuance of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the Audit Committee:

1.	Reviewed and discussed with management the Company’s audited financial statements as of December 31, 2014 and 2013;

2.	Discussed with Grant Thornton the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards (SAS) No. 61, as amended; and

3.	Requested and obtained from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the audit committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to in paragraphs numbered (1)-(3) above, the Audit Committee recommended to our board of directors that the audited financial statements as of December 31, 2014 and 2013 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Respectfully Submitted by the Audit Committee:
Jay A. Firestone, Chairperson Kevin Lewis James Nelson

PROPOSAL 4

PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO REDUCE THE AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK

The Company’s board of directors has adopted an amendment to the Company’s Amended and Restated Certificate of Incorporation (as amended) (the “Charter”) to reduce the number of shares of capital stock the Company is authorized to issue from 975 million, consisting of 625 million shares of Common Stock and 350 million shares of Preferred Stock, each with a par value of $0.001 per share, to 30 million, consisting of 25 million shares of Common Stock and 5 million shares of Preferred Stock, each with a par value of $0.001 per share.

Because the Company is incorporated in Delaware, it must pay that state an annual franchise tax. The amount of the franchise tax partly depends on the value of the Company’s assets and the number of shares of capital stock it has issued, but it also depends on the total number of shares of capital stock the Company is authorized to issue. In general, the higher the total number of shares of the Company’s authorized capital stock, the higher the franchise tax will be. Accordingly, the Company expects the amendment to result in a reduction in the franchise tax leading to an annual savings for the foreseeable future.

Reducing the Company’s authorized shares of capital stock requires an amendment to Article Fourth of the Company’s Charter, which must be approved by the Company’s board of directors and adopted by the stockholders. Accordingly, the Company’s board has unanimously approved an amendment to Article Fourth and recommends it to the stockholders for adoption at the Annual Meeting. The proposed amendment would change the first paragraph of Article Fourth of the Company’s Charter to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 30,000,000, consisting of 25,000,000 shares of common stock, par value one-tenth of one cent ($.001) per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value one-tenth of one cent ($.001) per share (“Preferred Stock”). 1,200,00 shares of Series J Preferred Stock have been authorized, the voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor being such as are stated and expressed in Exhibit A attached here to are incorporated herein by reference. The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in respect to the classes of stock of the Corporation are as follows:”

The Company believes that having 25,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock will give it sufficient flexibility for corporate purposes for the foreseeable future. Nevertheless, by reason of the reduction, the Company’s board could have less latitude to issue shares of common stock and preferred stock, including in connection with a potential merger or acquisition, stock dividend or future financing. In the event that the Company’s board determines that it would be in the Company’s best interest to issue a number of shares of common stock or preferred stock in excess of the number of then authorized but unissued and unreserved shares, the Company would be required to seek the approval of its stockholders to increase the number of authorized shares. If the Company is not able to obtain the approval of its stockholders for such an increase in a timely fashion, the Company may be unable to take advantage of opportunities that might otherwise be advantageous to it and its stockholders.

Amending Article Fourth of the Company’s Charter as proposed would have no effect on the Company’s issued and outstanding common or preferred stock or any shares of common or preferred stock reserved for future issuance. The Company currently has 9,068,339 shares of common stock issued and outstanding and 1,170,327 shares of preferred stock issued and outstanding. If the stockholders adopt the proposed amendment, it will become effective as soon as the Company files a certificate of amendment embodying it with the appropriate Delaware authorities, which the Company plans to do as soon as practicable after the annual meeting.

Although the board of directors intends to file the Certificate of Amendment as soon as practicable following the date of the Annual Meeting, if in the judgment of the board of directors, any circumstances would make consummation of the amendment inadvisable, then, in accordance with Delaware law and notwithstanding approval of the proposed amendment by the stockholders, the board of directors may abandon the amendment either before or after approval and authorization by the stockholders, at any time prior to the effectiveness of the filing of the Certificate of Amendment.

Required Vote

The affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding on the Record Date will be required to adopt the amendment to the Company’s Charter. As a result, abstentions and broker non-votes will have the same effect as votes against this proposal.

The board of directors unanimously recommends that stockholders vote FOR adoption of the proposed amendment to Article 4 of the Company’s Charter.

PROPOSALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to federal securities laws, any proposal by a stockholder to be included in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) must be received at the Company’s executive offices at 601 West 26th Street, Suite 415, New York, NY 10001, no later than the close of business on April 15, 2016 and must otherwise comply with the SEC’s rules and our By-laws, to be considered for inclusion in our proxy materials relating to our 2016 Annual Meeting. Proposals should be sent to the attention of the Corporate Secretary.

If you intend to present a proposal at next year’s 2016 Annual Meeting, or if you want to nominate one or more directors but will not seek to include such proposal or nomination in our proxy statement for that meeting, you must give timely notice thereof in writing to the Corporate Secretary at 601 West 26th Street, Suite 415, New York, NY 10001 no later than the close of business on June 13, 2016 and no earlier than the close of business on May 13, 2016 at the address above. Pursuant to the Company’s By-laws, in order for business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must give written notice of such stockholder’s intent to bring a matter before the annual meeting no later than ninety days prior to the first anniversary of the preceding year’s annual meeting and no earlier than one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is convened more than thirty days prior to or delayed by more than thirty days after such anniversary date, or if no annual meeting was held in the preceding year, notice must be received no later than the close of business on the later of the 90th day prior to the meeting or the 15th day following the day on which public announcement of the date of such meeting is made.

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates.

GENERAL

Report of the Audit Committee

The information set forth in this Proxy Statement under the caption “Audit Committee Report” shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the Company expressly incorporates such information by reference, or (ii) “soliciting material” or “filed” with the SEC.

Stockholders Sharing an Address

Only one proxy statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to the Secretary, Voltari Corporation, 601 West 26th Street, Suite 415, New York, NY, 10001, stating your name, your shared address and the address to which we should direct the additional copy. If multiple stockholders sharing an address have received one copy of this proxy statement and would prefer us to mail each shareholder a separate copy of future mailings, you may send notification to or call our executive office. Additionally, if current stockholders with a shared address received multiple copies of this proxy statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our executive office.

By Order of the board of directors
James L. Nelson
Chairman of the board of directors

August 14, 2015

AVAILABLE INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 31, 2015 as amended by the Company’s Form 10-K/A filed with the SEC on April 30, 2015, including the financial statements and the financial statement schedules thereto, are being mailed along with this proxy statement and are available without charge upon written request to: Voltari Corporation, c/o The Blueshirt Group, 456 Montgomery Street, 11th Floor, San Francisco, CA 94104, Attention: Investor Relations Department.

ANNUAL MEETING OF STOCKHOLDERS OF

VOLTARI CORPORATION

September 10, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/18262

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20533300000000000000

091015

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of five directors nominated by the Board of Directors.

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

O James L. Nelson O Jay A. Firestone O Hunter C. Gary O Kevin Lewis O Andrew Roberto

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2. Proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

FOR AGAINST ABSTAIN

3. Proposal to ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

4. Proposal to adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to reduce the number of shares authorized to be issued by the Company.

Note: The transaction of such other business as may properly come before the Annual Meeting and any adjournment thereof.

Said proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments or postponements thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying such Notice and the Annual Report to stockholders for the fiscal year ended December 31, 2014.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date:

Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

VOLTARI CORPORATION PROXY Annual Meeting of Stockholders September 10, 2015 (Solicited on Behalf of the Board of Directors) The undersigned common stockholder of Voltari Corporation hereby appoints John Breeman, Hunter Gary and James Bedar as the proxies of the undersigned, and each of them acting singly, with full power of substitution and revocation, to represent and vote on behalf of the undersigned all of the shares of common stock of the Company that the undersigned is entitled in any capacity to vote if personally present at the 2015 Annual Meeting of Stockholders to be held at Brown Rudnick LLP, Seven Times Square, New York, NY, 10036, on Thursday, September 10, 2015 at 10:00 a.m. Eastern Daylight Time, and at any postponements or adjournments thereof. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS AND ANY POSTPONEMENTS AND ADJOURNMENTS THEREOF. ( Continued and to besigned on the reverse side) 1.1 14475